THIRD AMENDMENT TO SHORT TERM COMMERCIAL LEASE

THIS THIRD AMENDMENT TO SHORT TERM COMMERCIAL LEASE is dated June 22, 2005, and is entered into by and between PETER RILL ("Landlord"), and PACIFIC OCEAN RESTAURANTS ("Tenant"), with reference to the following facts:

A. Landlord's predecessor in interest, Jordan Family Limited Partnership and Tenant entered into a Short Term Commercial Lease or Month-to-Month Rental Agreement dated October 5, 2001.

B. The premises covered under this Lease are described as 804 Pier View Way, Suite 208 in the City of Oceanside, State of California.

C. The Lease entered into between Landlord and Tenant dated October 5, 2001 is in full force and effect, and neither Tenant nor Landlord has actual knowledge of any default or breach by themselves or the other under the Lease.

D. Landlord and Tenant desire to amend the Lease as provided for in this Third Amendment.

NOW, THEREFORE FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises: Tenant will expand into Suite 213 making a total square footage of 930 rentable square feet for Suites 208 and 213.

2. Term: The lease term is extended to June 30, 2007.

3. Base Rental Rate: The base rent shall be increased as follows:

   July 1, 2005: $1,664.70 per month
   July 1, 2006: $1,714.64 per month

4. Effective Date: The effective date of this Third Amendment shall be July 1, 2005.

5. Common Area Maintenance Charges: Tenant's pro-rata share of common area maintenance charges and operating expenses will be 9% effective July 1, 2005.

6. Early Occupancy: Tenant will be given early occupancy of Suite 213 on June 15, 2005 at no additional cost and expense.

7. Tenant Improvements: Lessor will remove the existing shelves in Suite 213 and paint the wall where the shelves are removed. If there is no carpet under the shelving, Lessor will repair the carpet in that area by inserting a strip of existing carpeting from Suite 208 into the area where the shelving is removed.

8. All other provisions of the existing Lease and Amendments shall remain in full force and effect.

9. Should the terms and conditions of this Third Amendment conflict with the terms and conditions of the original Lease dated October 5, 2001 or the subsequent Amendments or Addenda, the terms and conditions of this Third Amendment shall prevail.

10. The Lease and Amendment, as further amended by this Third Amendment, is hereby confirmed.

Tenant is hereby made aware that Investors Property Management Group represents the Landlord and that no other real estate agents are involved with this Amendment.

CONSULT YOUR ATTORNEY/ADVISORS – This document has been prepared for approval by your attorney. No representation or recommendation is made by Investors Property Management Group as to the legal effect or tax consequences of this document or to the transaction to which it relates. These are questions for your attorney.

In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possible presence of asbestos, hazardous materials and underground storage tanks.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the date first above set forth.

LANDLORD:

____
Peter Rill

TENANT:

Pacific Ocean Restaurants

By: ________________________
John Creed

By: ________________________
Steve Carbone

NOTICE OF CHANGE OF TERMS OF TENANCY
(Ca. Civil Code §827, Ca. Code of Civil Prodedure §1162)

To: PACIFIC OCEAN RESTAURANTS, JOHN CREED, AND STEVE CARBONE, and to all others in possession of the premises commonly known as 804 PIER VIEW WAY, SUITE 208, OCEANSIDE CALIFORNIA. You are hereby notified, in accordance with Civil Code Section 827, that 30 days after service upon you of this notice, or FEBRUARY 1, 2005, whichever is later, your tenancy of the above designated premises will be changed as follows:

1. The monthly rent which is payable in advance on or before the 1st day of each month will be the sum of $ 678.00, instead of $658.00 the current monthly rent.

2. OTHER CHANGES: Lessee will give Lessor one hundred twenty (120) days prior written notice of Lessee's intent to vacate. Upon Lessee giving Lessor one hundred twenty (120) days written notice of Lessee's intent to vacate, Lessor will be allowed access during all reasonable business hours to show the space to prospective tenants and shall be allowed to place signage on the building and at the premises offering the space for lease.

Except as herein provided, all other terms of your tenancy shall remain in full force and effect.

DATED: December 27, 2004

Janice Hoople, Property Manager
Investors Property Management Group
Agent for Owner/Lessor, James Holcomb

SECOND AMENDMENT TO SHORT TERM COMMERCIAL LEASE

THIS SECOND AMENDMENT TO SHORT TERM COMMERCIAL LEASE is dated December 30, 2004, and is entered into by and between PETER RILL ("Landlord"), and PACIFIC OCEAN RESTAURANTS ("Tenant"), with reference to the following facts:

A. Landlord's predecessor in interest, Jordan Family Limited Partnership and Tenant entered into a Sho Term Commercial Lease or Month-to-Month Rental Agreement dated October 5, 2001.

B. The premises covered under this Lease are described as 804 Pier View Way, Suites 208 in the Cit of Oceanside, State of California.

C. The Lease entered into between Landlord and Tenant dated October 5, 2001 is in full force and effect, and neither Tenant nor Landlord has actual knowledge of any default or breach by themselves or the other under the Lease.

D. Landlord and Tenant desire to amend the Lease as provided for in this Second Amendment.

NOW, THEREFORE FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Term: The lease term is extended to January 31, 2006.
2. Base Rental Rate: The base rent shall be increased as follows:

   February 1, 2005: $678.00 per month

3. Effective Date: The effective date of this Second Amendment shall be February 1, 2005.
4. All other provisions of the existing Lease and Amendments shall remain in full force and effect.
5. Should the terms and conditions of this Second Amendment conflict with the terms and conditions of the original Lease dated October 5, 2001 or the subsequent Amendments or Addenda, the terms and conditions of this Second Amendment shall prevail.
6. The Lease and Amendment, as further amended by this Second Amendment, is hereby confirmed.

Tenant is hereby made aware that Investors Property Management Group represents the Landlord and that no other real estate agents are involved with this Amendment.

CONSULT YOUR ATTORNEY/ADVISORS – This document has been prepared for approval by your attorney. No representation or recommendation is made by Investors Property Management Group as to the legal effect or tax consequences of this document or to the transaction to which it relates. These are questions for your attorney.

In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possibl presence of asbestos, hazardous materials and underground storage tanks.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first above set forth.

LANDLORD:

Peter Rill

TENANT:

Pacific Ocean Restaurants

By: John Creed

CALIFORNIA ASSOCIATION OF REALTORS®

SHORT-TERM COMMERCIAL LEASE OR MONTH-TO-MONTH RENTAL AGREEMENT

Date of Lease (For reference purposes only): 10/5/01

Jordan Family Limited Partnership ("Landlord") and

Pacific Ocean Restaurants ("Tenant") agree as follows:

PROPERTY: Landlord rents to Tenant and Tenant rents from Landlord, the real property and improvements described as: 804 Pier View Way, #208 ("Premises"), which comprises approximately 3.03 % of the total square footage of rentable space in the entire property. See exhibit ___ for a further description of the Premises.

TERM: The term shall be for 0 years and 6 months, beginning on (date) 11/1/01 ("Commencement Date"), (Check A or B):

☐ A. Lease: and shall terminate on (date) ___ at ___ AM/PM.
Any holding over after the term of this Agreement expires, with Landlord's consent, shall create a month-to-month tenancy which either party may terminate as specified in paragraph 2B. Rent shall be at a rate equal to the rent for the immediately preceding month, payable in advance. All other terms and conditions of this Agreement shall remain in full force and effect.

☒ B. Month-to-month: and continues as a month-to-month tenancy. Either party may terminate the tenancy by giving written notice to the other at least 30 days prior to the intended termination date, subject to any applicable local laws. Such notice may be given on any date.

☐ C. RENEWAL: See attached addendum.

BASE RENT:

A. Tenant agrees to pay Base Rent at the rate of (CHECK ONE ONLY:)

☒ (i) $ 392. per month, for the term of the Agreement;

☐ (ii) $___ per month, for the first 12 months of the agreement. Commencing with the 13th month, and upon expiration of each 12 months thereafter, rent shall be adjusted according to any increase in the U.S. Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor for All Urban Consumers ("CPI") for ___ (the city nearest the location of the Premises), based on the following formula. Base Rent will be multiplied by the most current CPI preceding the first calendar month during which the adjustment is to take effect, and divided by the most recent CPI preceding the Rent Commencement Date. In no event, shall any adjusted Base Rent be less than the Base Rent for the month immediately preceding the adjustment. If the CPI is no longer published, then the adjustment to Base Rent shall be based on an alternate index that most closely reflects the CPI.

☐ (iii) $___ per month for the period commencing ___ and ending ___ and
$___ per month for the period commencing ___ and ending ___ and
$___ per month for the period commencing ___ and ending ___.

☐ (iv) In accordance with the attached rent schedule.

☐ (v) Other: ___

B. Base Rent is payable in advance on the 1st (or ☐ ___) day of each calendar month, and is delinquent on the next day.

C. If Commencement Date falls on any day other than the first day of the month, Base Rent for the first calendar month shall be prorated based on a 30-day period. If Tenant has paid one full month's Base Rent in advance of Commencement Date, Base Rent for the second calendar month shall be prorated based on a 30-day period.

RENT:

A. Definition: Rent shall mean all monetary obligations of Tenant to Landlord under the terms of this Agreement, except security deposit.

B. Payment: Rent shall be paid to (name) Jordan Family Limited Partnership at (address) 801-A Pier View Way; Oceanside, CA 92054, or at any other location specified by Landlord in writing to Tenant.

C. Timing: Base Rent shall be paid as specified in paragraph 3. All other Rent shall be paid within 30 days after Tenant is billed by Landlord.

EARLY POSSESSION: Tenant is entitled to possession of the Premises on Commencement Date

If Tenant is in possession prior to the Commencement Date, during this time (i) Tenant is not obligated to pay Base Rent; and (ii) Tenant ☒ is, ☐ is not, obligated to pay Rent other than Base Rent. Whether or not Tenant is obligated to pay Rent prior to Commencement Date, Tenant is obligated to comply with all other terms of this Agreement.

SECURITY DEPOSIT:

A. Tenant agrees to pay Landlord $ 784 as a security deposit. Tenant agrees not to hold Broker responsible for its return. (IF CHECKED:) ☐ If Base Rent increases during this lease, Tenant agrees to increase security deposit by the same proportion as the increase in Base Rent.

B. All or any portion of the security deposit may be used, as reasonably necessary, to: (1) cure Tenant's default in payment of Rent, Late Charges, non-sufficient funds ("NSF") fees, or other sums due; (2) repair damage, excluding ordinary wear and tear, caused by Tenant or by a guest or licensee of Tenant; (3) broom clean the Premises, if necessary, upon termination of tenancy; and (4) cover any other unfulfilled obligation of Tenant. SECURITY DEPOSIT SHALL NOT BE USED BY TENANT IN LIEU OF PAYMENT OF LAST MONTH'S RENT. If all or any portion of the security deposit is used during tenancy, Tenant agrees to reinstate the total security deposit within five days after written notice is delivered to Tenant. Within thirty days after Landlord receives possession of the Premises, Landlord shall (1) furnish Tenant an itemized statement indicating the amount of any security deposit received and the basis for its disposition, and (2) return any remaining portion of security deposit to Tenant. However, if the Landlord's only claim upon the security deposit is for unpaid Rent, then the remaining portion of the security deposit, after deduction of unpaid Rent, shall be returned within fourteen days after the Landlord receives possession.

C. No interest will be paid on security deposit, unless required by local ordinance.

PAYMENTS:

	From (Date)	To (Date)	Total Due	Payment Received	Balance Due	Due Date
Rent:	11/1/01	11/30/01	$ 392	$ 0	$ 392	upon signing lease
Security Deposit			$ 784	$ 0	$ 784	" " "

remises: 804 Pier View #708 Date 6-1-01

PARKING: Tenant is entitled to ____0____ unreserved and ____0____ reserved vehicle parking spaces. The right to parking ☐ is, ☒ is not, included in the Base Rent charged pursuant to paragraph 3. If not included in the Base Rent, the parking rental fee shall be an additional $ ________ per month. Parking space(s) are to be used for parking operable motor vehicles, except for trailers, boats, campers, buses or trucks (other than pick-up trucks). Tenant shall park in assigned space(s) only. Parking space(s) are to be kept clean. Vehicles leaking oil, gas or other motor vehicle fluids shall not be parked in parking spaces or on the Premises. Mechanical work or storage of inoperable vehicles is not allowed in parking space(s) or elsewhere on the Premises. No overnight parking is permitted.

ADDITIONAL STORAGE: Storage is permitted as follows: in leased space only.

The right to additional storage space ☐ is, ☒ is not, included in the Base Rent charged pursuant to paragraph 3. If not included in Base Rent, storage space shall be an additional $ ________ per month. Tenant shall store only personal property that Tenant owns, and shall not store property that is claimed by another, or in which another has any right, title, or interest. Tenant shall not store any improperly packaged food or perishable goods, flammable materials, explosives, or other dangerous or hazardous material. Tenant shall pay for, and be responsible for, the clean-up of any contamination caused by Tenant's use of the storage area.

). **LATE CHARGE/INTEREST/NSF CHECKS:** Tenant acknowledges that either late payment of Rent or issuance of a NSF check may cause Landlord to incur costs and expenses, the exact amount of which are extremely difficult and impractical to determine. These costs may include, but are not limited to, processing, enforcement and accounting expenses, and late charges imposed on Landlord. If any installment of Rent due from Tenant is not received by Landlord within **5 calendar days** after date due, or if a check is returned NSF, Tenant shall pay to Landlord, respectively, $ 6% of amount due as Late Charge plus ____12____% interest per annum on the delinquent amount (not to exceed the maximum rate allowed by law) and $25.00 as a NSF fee, any of which shall be deemed additional Rent. Landlord and Tenant agree that these charges represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant's late or NSF payment. Any Late Charge, delinquent interest, or NSF fee due shall be paid with the current installment of Rent. Landlord's acceptance of any Late Charge or NSF fee shall not constitute a waiver as to any default of Tenant. Landlord's right to collect a Late Charge or NSF fee shall not be deemed an extension of the date Rent is due under paragraph 4, or prevent Landlord from exercising any other rights and remedies under this Agreement, and as provided by law.

1. **CONDITION OF PREMISES:** Tenant has examined the Premises and acknowledges that it is clean and in operative condition, with the following exceptions: ________

Items listed as exceptions shall be dealt with in the following manner: ________

2. **ZONING AND LAND USE:** Tenant accepts the Premises subject to all local, state and federal laws, regulations and ordinances ("Laws"). Landlord makes no representations or warranty that Premises is now or in the future will be suitable for Tenant's use. Tenant has made its own investigation regarding all applicable Laws.

3. **TENANT OPERATING EXPENSES:** Tenant agrees to pay for all utilities and services directly billed to Tenant. ________

4. **PROPERTY OPERATING EXPENSES:** Tenant agrees to pay its proportionate share of Landlord's estimated monthly property operating expenses, including but not limited to, common area maintenance, consolidated utility and service bills, ~~insurance, and real estate taxes,~~ based on the ratio of the square footage of the Premises to the total square footage of the rentable space in the entire property. ________

5. **USE:** The Premises are for the sole use as offices & other uses permitted by City.

No other use is permitted without Landlord's prior written consent. If any use by Tenant causes an increase in the premium on Landlord's existing property insurance, Tenant shall pay for the increased cost. Tenant will comply with all Laws affecting its use of the Premises.

6. **RULES/REGULATIONS:** Tenant agrees to comply with all rules and regulations of Landlord (and, if applicable, Owner's Association) which are at any time posted on the Premises or delivered to Tenant. Tenant shall not, and shall ensure that guests and licensees of Tenant do not, disturb, annoy, endanger, or interfere with other tenants of the building or neighbors, or use the Premises for any unlawful purposes, including, but not limited to, using, manufacturing, selling, storing, or transporting illicit drugs or other contraband, or violate any law or ordinance, or commit a waste or nuisance on or about the Premises.

7. **MAINTENANCE:** Tenant shall professionally maintain the Premises including heating, air conditioning, electrical, plumbing and water systems, if any, and keep glass, windows and doors in operable and safe condition. If Tenant fails to do so, Landlord may contract for or perform such maintenance, and charge Tenant for Landlord's cost. Landlord shall maintain the roof, foundation, exterior walls, common areas and ________

3. **ALTERATIONS:** Tenant shall not make any alterations in or about the Premises, including installation of trade fixtures and signs, without Landlord's prior written consent, which shall not be unreasonably withheld. Any alterations to the Premises shall be done according to code and with required permits. Tenant shall give Landlord advance notice of the commencement date of any planned alteration, so that Landlord at its option, may post a Notice of Non-Responsibility to prevent potential liens against Landlord's interest in the property. Landlord may also require Tenant to provide Landlord with lien releases from any contractor performing work on the Premises.

). **GOVERNMENT IMPOSED ALTERATIONS:** Any alterations required by Law as a result of Tenant's use shall be Tenant's responsibility. Landlord shall be responsible for any other alterations required by Law.

). **ENTRY:** Tenant shall make Premises available to Landlord or Landlord's representative for the purpose of entering to make inspections, necessary or agreed repairs, alterations, or improvements, or to supply necessary or agreed services, or to show Premises to prospective or actual purchasers, tenants, mortgagees, lenders, appraisers, or contractors. Landlord and Tenant agree that twenty-four hours notice (oral or written) shall be reasonable and sufficient notice. In an emergency, Landlord or Landlord's representative may enter Premises at any time without prior notice.

1. **SIGNS:** Tenant authorizes Landlord to place a For Sale sign on the Premises at any time, and a For Lease sign on the Premises within the 90 (or ☒ entire) ~~Day~~ period preceding the termination of the Agreement.

2. **SUBLETTING/ASSIGNMENT:** Tenant shall not sublet or encumber all or any part of Premises, or assign or transfer this Agreement or any interest in it, without the prior written consent of Landlord, which will not unreasonably be withheld. Unless such consent is obtained, any subletting, assignment, transfer, or encumbrance of the Premises, Agreement, or tenancy, by voluntary act of Tenant, operation of law, or otherwise, shall be null and void, and, at the option of Landlord, terminate this Agreement. Any proposed sublessee, assignee, or transferee shall submit to Landlord an application and credit information for Landlord's approval, and, if approved, sign a separate written agreement with Landlord and Tenant. Landlord's consent to any one sublease, assignment, or transfer, shall not be construed as consent to any subsequent sublease, assignment, or transfer, and does not release Tenant of Tenant's obligation under this Agreement.

3. **POSSESSION:** If Landlord is unable to deliver possession of Premises on Commencement Date, such date shall be extended to the date on which possession is made available to Tenant. However, the expiration date shall remain the same as specified in paragraph 2. If Landlord is unable to deliver possession within 60 (or ☐ ______) calendar days after agreed Commencement Date, Tenant may terminate this Agreement by giving written notice to Landlord, and shall be refunded all rent and security deposit paid.

4. **TENANT'S OBLIGATIONS UPON VACATING PREMISES:** Upon termination of Agreement, Tenant shall: (a) give Landlord all copies of all ...

emises: 804 Pier View Date 10/5/01

DAMAGE TO PREMISES: If, by no fault of Tenant, Premises are totally or partially damaged or destroyed by fire, earthquake, accident or other casualty, Landlord shall have the right to repair or rebuild the Premises. If Landlord elects to repair or rebuild, and is able to complete such restoration within 90 days from the date of damage, subject to terms of this paragraph, this Agreement shall remain in full force and effect. If Landlord is unable to restore the premises within this time, or if Landlord elects not to repair or rebuild, then either Landlord or Tenant may terminate this Agreement by giving the other written notice. Rent shall be abated as of the date of damage. The abated amount shall be the current monthly Base Rent prorated on a 30-day basis. If this Agreement is not terminated, and the damage is not repaired, then Rent shall be reduced based on the extent to which the damage interferes with Tenant's reasonable use of Premises. If damage occurs as a result of an act of Tenant or Tenant's guests, only Landlord shall have the right of termination, and no reduction in Rent shall be made.

HAZARDOUS MATERIALS: Tenant shall not use, store, generate, release or dispose of any hazardous material on the Premises or the property of which the Premises is a part. However, Tenant is permitted to make use of such materials that are required to be used in the normal course of Tenant's business provided that Tenant complies with all applicable Laws related to the hazardous materials. Tenant is responsible for the cost of removal and remediation of any contamination or any clean-up caused by Tenant.

CONDEMNATION: If all or part of the Premises is condemned for public use, either party may terminate this Agreement as of the date possession is given to the condemner. All condemnation proceeds, exclusive of those allocated by the condemner to Tenant's relocation costs and trade fixtures, belong to Landlord.

INSURANCE: Tenant's personal property, fixtures, equipment, inventory and vehicles are not insured by Landlord against loss or damage due to fire, theft, vandalism, rain, water, criminal or negligent acts of others, or any other cause. Tenant is to carry Tenant's own Property insurance to protect Tenant from any such loss. In addition, Tenant shall carry liability insurance in an amount of not less than $ 1,000,000. Tenant's liability insurance shall name Landlord and Landlord's agent as additional insured. Tenant, upon Landlord's request, shall provide Landlord with a certificate of insurance establishing Tenant's compliance. Landlord shall maintain liability insurance insuring Landlord, but not Tenant, in an amount of at least $ 1,000,000, plus property insurance in an amount sufficient to cover the replacement cost of the property. Tenant is advised to carry business interruption insurance in an amount at least sufficient to cover Tenant's complete rental obligation to Landlord. Landlord is advised to obtain a policy of rental loss insurance. Both Landlord and Tenant release each other, and waive their respective right to subrogation against each other, for loss or damage covered by insurance.

TENANCY STATEMENT (ESTOPPEL CERTIFICATE): Tenant shall execute and return a tenancy statement (estoppel certificate), delivered to Tenant by Landlord or Landlord's agent, within 3 days after its receipt. The tenancy statement shall acknowledge that this Agreement is unmodified and in full force, or in full force as modified, and state the modifications. Failure to comply with this requirement (i) shall be deemed Tenant's acknowledgment that the tenancy statement is true and correct, and may be relied upon by a lender or purchaser; and (ii) may be treated by Landlord as a material breach of this Agreement. Tenant shall also prepare, execute, and deliver to Landlord any financial statement (which will be held in confidence) reasonably requested by a prospective lender or buyer.

LANDLORD'S TRANSFER: Tenant agrees that the transferee of Landlord's interest shall be substituted as Landlord under this Agreement. Landlord will be released of any further obligation to Tenant regarding the security deposit, only if the security deposit is returned to Tenant upon such transfer, or if the security deposit is actually transferred to the transferee. For all other responsibilities under this Agreement, Landlord is released of any further liability to Tenant, upon Landlord's transfer.

SUBORDINATION: This Lease shall be subordinate to all existing liens and, at Landlord's option, the lien of any first deed of trust or first mortgage subsequently placed upon the real property of which the Premises are a part, and to any advances made on the security of the Premises, and to all renewals, modifications, consolidations, replacements, and extensions; provided, however, that as to the lien of any deed of trust or mortgage entered into after execution of this lease, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as tenant pays the rent and observes and performs all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee, or ground lessor elects to have this Lease placed in a security position prior to the lien of a mortgage, deed of trust, or ground lease, and gives written notice to Tenant, this Lease shall be deemed prior to that mortgage, deed of trust, or ground lease, or the date of recording.

TENANT REPRESENTATIONS; CREDIT: Tenant warrants that all statements in Tenant's financial documents and rental application are accurate. Tenant authorizes Landlord and Broker(s) to obtain Tenant's credit report at time of application and periodically during tenancy in connection with approval, modification, or enforcement of this Agreement. Landlord may cancel this Agreement, (i) before occupancy begins, upon disapproval of the credit report(s), or (ii) at any time, upon discovering that information in Tenant's application is false. A negative credit report reflecting on Tenant's record may be submitted to a credit reporting agency, if Tenant fails to pay rent or comply with any other obligation under this Agreement.

DISPUTE RESOLUTION:

A. MEDIATION: Tenant and Landlord agree to mediate any dispute or claim arising between them out of this Agreement, or any resulting transaction, before resorting to arbitration or court action, subject to paragraphs 34C and D below. Mediation fees, if any, shall be divided equally among the parties involved. If any party commences an action based on a dispute or claim to which this paragraph applies, without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover attorney's fees, even if they would otherwise be available to that party in any such action. THIS MEDIATION PROVISION APPLIES WHETHER OR NOT THE ARBITRATION PROVISION IS INITIALED.

B. **ARBITRATION OF DISPUTES: Tenant and Landlord agree that any dispute or claim in Law or equity arising between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided by neutral, binding arbitration, subject to paragraphs 34C and D below. The arbitrator shall be a retired judge or justice, or an attorney with at least 5 years of real estate transactional law experience, unless the parties mutually agree to a different arbitrator, who shall render an award in accordance with substantive California Law. In all other respects, the arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction. The parties shall have the right to discovery in accordance with Code of Civil Procedure §1283.05.**

"NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS

Premises: ______ [illegible] Date 4/12/01

C. EXCLUSI[ONS F]ROM MEDIATION AND ARBITRATION: The following matters are excluded from Mediation and Arb[itrati]on hereunder: (a) A judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or installment land sale contract as defined in Civil Code §2985; (b) An unlawful detainer action; (c) The filing or enforcement of a mechanic's lien; (d) Any matter which is within the jurisdiction of a probate, small claims, or bankruptcy court; and (e) An action for bodily injury or wrongful death, or for latent or patent defects to which Code of Civil Procedure §337.1 or §337.15 applies. The filing of a court action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not constitute a violation of the mediation and arbitration provisions.

D. BROKERS: Tenant and Landlord agree to mediate and arbitrate disputes or claims involving either or both Brokers, provided either or both Brokers shall have agreed to such mediation or arbitration, prior to, or within a reasonable time after the dispute or claim is presented to Brokers. Any election by either or both Brokers to participate in mediation or arbitration shall not result in Brokers being deemed parties to the purchase and sale Agreement.

35. JOINT AND INDIVIDUAL OBLIGATIONS: If there is more than one Tenant, each one shall be individually and completely responsible for the performance of all obligations of Tenant under this Agreement, jointly with every other Tenant, and individually, whether or not in possession.

36. NOTICE: Notices may be served by mail, facsimile, or courier at the following address or location, or at any other location subsequently designated:

Landlord: see #4B Tenant: at subject property

Notice is deemed effective upon the earliest of the following: personal receipt by either party or their agent; written acknowledgement of notice; or 5 days after mailing notice to such location by first class mail, postage pre-paid.

37. WAIVER: The waiver of any breach shall not be construed as a continuing waiver of the same breach or a waiver of any subsequent breach.

38. INDEMNIFICATION: Tenant shall indemnify, defend and hold Landlord harmless from all claims, disputes, litigation, judgments and attorney's fees arising out of Tenant's use of the Premises.

39. OTHER TERMS AND CONDITIONS/SUPPLEMENTS: ______

The following ATTACHED supplements/exhibits are incorporated in this Agreement: ______

40. ATTORNEY'S FEES: In any action or proceeding arising out of this Agreement, the prevailing party between Landlord and Tenant shall be entitled to reasonable attorney's fees and costs.

41. ENTIRE CONTRACT: Time is of the essence. All prior agreements between Landlord and Tenant are incorporated in this Agreement, which constitutes the entire contract. It is intended as a final expression of the parties' agreement, and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement. Any provision of this Agreement which is held to be invalid shall not affect the validity or enforceability of any other provision in this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the heirs, assignees and successors to the parties.

42. BROKERAGE: Landlord and Tenant shall each pay to Broker(s) the fee agreed to, if any, in a separate written agreement. Neither Tenant nor Landlord has utilized the services of, or for any other reason owes compensation to, a licensed real estate broker (individual or corporate), agent, or finder, or other entity, other than as named in this Agreement, in connection with any act relating to the Premises, including, but not limited to, inquiries, introductions, consultations, and negotiations leading to this Agreement. Buyer and Seller each agree to indemnify and hold harmless the other and the Brokers specified herein, and their agents, from and against any costs, expenses, or liability for compensation claimed inconsistent with the warranty and representation in this paragraph 42.

43. AGENCY CONFIRMATION: The following agency relationships are hereby confirmed for this transaction:

Listing Agent: Ralph Weeks (Print Firm Name) is the agent of (check one):

☒ the Landlord exclusively; or ☐ both the Tenant and Landlord.

Selling Agent: NONE (Print Firm Name) (if not same as Listing Agent) is the agent of (check one):

☐ the Tenant exclusively; or ☐ the Landlord exclusively; or ☐ both the Tenant and Landlord.

Real Estate Brokers are not parties to the Agreement between Tenant and Landlord.

Landlord and Tenant acknowledge and agree that Brokers: (a) Do not guarantee the condition of the Premises; (b) Cannot verify representations made by others; (c) Will not verify zoning and land use restrictions; (d) Cannot provide legal or tax advice; (e) Will not provide other advice or information that exceeds the knowledge, education or experience required to obtain a real estate license. Furthermore, if Brokers are not also acting as Landlord in this Agreement, Brokers: (f) Do not decide what rental rate a Tenant should pay or Landlord should accept; and, (g) Do not decide upon the length or other terms of tenancy. Landlord and Tenant agree that they will seek legal, tax, insurance, and other desired assistance from appropriate professionals.

Tenant (signed) [signature] Date 10-8-01

By (print name) John Creed

Tenant (signed) ______ Date ______

By (print name) ______

Landlord [signature] Date 10/10/01

(owner or agent with authority to enter into this lease)

Attachment to Lease
804 Pier View Way
J.F.L.P & Pacific Ocean Restaurants


205
206
207
WOMEN
MEN
LOUNGE
212
HALL
HALL
HALL
HALL
Tenant Space
208
209
210
211

SECOND FLOOR